Exhibit 21

List of Subsidiaries of Veoneer, Inc.
Australia
Veoneer Australia Pty Ltd.
Canada
Veoneer Canada Inc.
China
Veoneer (China) Co., Ltd.
France
Veoneer France SAS
Germany
Veoneer Germany GmbH
Veoneer System Software GmbH
India
Veoneer India Private Limited
Italy
Veoneer Italy S.r.l.
Japan
Veoneer Japan Ltd.
Romania
Veoneer Romania S.r.l.
South Korea
Veoneer Korea Ltd.
Sweden
Veoneer AB
Veoneer Sweden AB
Arriver Software AB
Zenuity AB (50%)
United States
Veoneer US, Inc. (Delaware)
Veoneer Brake Systems, LLC (Ohio)
Veoneer Roadscape Automotive, Inc. (Delaware)
Veoneer System Software, Inc.

Veoneer, Inc. has 100% ownership interest and 100% voting power in each subsidiary unless otherwise indicated.